Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Curtis E. Shepherd
SVP/Marketing and Product Management
Sky Financial Group, Inc.
(419) 254-6463

Tim Dirrim
VP/Marketing Communications
Sky Financial Group, Inc.
(419) 327-6330

EarthLink to Acquire Sky Access Subscriber Base

June 1, 2004 (Bowling Green, Ohio, NASDAQ: SKYF) Sky Financial Group announced today that its subsidiary Sky Access, an Internet service provider, will transition its subscriber base to EarthLink (NASDAQ: ELNK), one of the nation’s leading Internet service providers, and its subsidiary PeoplePC, a leading provider of high-quality, value-priced Internet services.

“EarthLink is well known for its outstanding customer service and its suite of online products and services,” stated Les Starr, EVP of Operations and Information Technology for Sky. “We are confident that EarthLink will provide our clients with the benefits of its award-winning Internet access. For Sky, the transaction will allow us to devote our full technology and operations resources to our core business, which is providing banking, insurance and wealth management services through our regional market structure.”

Sky Access dial-up clients will receive a welcome kit from EarthLink or PeoplePC, based on the customer’s current service plan. With EarthLink’s premium dial-up service, consumers will receive fast, reliable service with the most access numbers nationwide. They’ll also be able to use TotalAccess® 2004, which includes such features as EarthLink spamBlocker, Pop-Up BlockerSM, Accelerator™ and Spyware Blocker – tools that help keep online interruptions to a minimum.

PeoplePC Online subscribers enjoy unlimited nationwide access to more than 9,000 local dial-up numbers as well as proprietary Smart Dialer technology that automatically provides a number to the fastest, most reliable and highest-quality Internet connection. They will also receive Virus Blocker and Site Builder to help them create their own Web sites with some PeoplePC Online plans.

Sky Access commercial clients who use its web hosting and other network services will also have the opportunity to transfer these services to EarthLink. The transition will be completed early in the third quarter.

About Sky Financial Group, Inc.

Sky Financial Group is a $12.1 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. The company operates over 260 financial centers and over 280 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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